Exhibit 11

                           EQUITABLE OF IOWA COMPANIES
                 Consolidated Net Income Per Share Computation

                          Three Months Ended      Nine Months Ended
                            September 30            September 30
                          1994        1993        1994        1993
                       ___________ ___________ ___________ ___________
                       (Dollars in thousands, except per share data)
Primary:
  Net income              $24,721     $20,352     $73,336     $61,365
                       =========== =========== =========== ===========
  Average shares
   outstanding         31,644,743  29,118,261  31,595,419  29,064,491
                       =========== =========== =========== ===========
  Net income per share      $0.78       $0.70       $2.32       $2.11
                       =========== =========== =========== ===========

Fully diluted:
  Net income              $24,721     $20,352     $73,336     $61,365

  Add:  Interest on 9%
    convertible installment
    notes                      --           5          --          15
                       ___________ ___________ ___________ ___________
  Total                   $24,721     $20,357     $73,336     $61,380
                       =========== =========== =========== ===========
  Average shares
   outstanding         31,644,743  29,118,261  31,595,419  29,064,491

  Add:  Net effect of dilutive
     stock options - based on
     the treasury stock method
     using period-end market
     price, if higher than
     average market
     price                661,269     847,107     661,269     847,107

     Assumed conversion of
     9% convertible installment
     notes                     --      37,486          --      37,486
                       ___________ ___________ ___________ ___________
        Total          32,306,012  30,002,854  32,256,688  29,949,084
                       =========== =========== =========== ===========
  Net income per share      $0.76       $0.68       $2.27       $2.05
                       =========== =========== =========== ===========

NOTE: This computation is required by Regulation S-K Item 601 and is filed as an Exhibit under Item 6(a) of Form 10-Q. Fully diluted earnings per share calculated above has not been presented on the face of the company's Consolidated Statements of Income because dilution is less than three percent and, therefore, presentation is not required by Accounting Principles Board Opinion No. 15.
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